Exhibit 16.1

March 23, 2015

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for InfraREIT, Inc. and, under the date of March 18, 2015, we reported on the financial statements of InfraREIT, Inc. as of December 31, 2014 and 2013 and for each of the years in the three-year period ended December 31, 2014. On February 4, 2015, we were notified that InfraREIT, Inc. engaged Ernst & Young LLP as its principal accountant and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of InfraREIT, Inc.’s financial statements as of and for the year ended December 31, 2014 and the issuance of our report thereon. On March 18, 2015, we completed our audit and the auditor-client relationship ceased. We have read InfraREIT, Inc.’s statements included under Item 4.01 of its Form 8-K/A, which InfraREIT, Inc. has informed us will be filed on or around March 23, 2015, and we agree with such statements.

Very truly yours,

/s/ KPMG LLP